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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
_______________________________________________________________________________
1.   Name and Address of Reporting Person*

WIEDERHORN,                        ANDREW                  A.
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   (Last)                           (First)             (Middle)

1410 SW JEFFERSON STREET
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                                    (Street)

PORTLAND                              OR                97201
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


FOG CUTTER CAPITAL GROUP INC. (FCCG)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

SEPTEMBER 25, 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                    2A.                          Securities Acquired (A) or      Amount of      ship
                                    Deemed          3.           Disposed of (D)                 Securities     Form:     7.
                                    Execu-          Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                      2.Trans-      tion            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                    action        Date,           (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security     Date          if any          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)            (mm/dd/yy)    (mm/dd/yy)     Code     V                    (D)             and 4)         (Instr.4) (Instr. 4)
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

COMMON STOCK                                                                                        52,000        D
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COMMON STOCK                                                                                       629,255        I        By Spouse
                                                                                                                           (1)
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COMMON STOCK                                                                                       951,709        I        By LP(1)
                                                                                                                           (2)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                                        13,826        I        By LLC(1)
                                                                                                                           (3)
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COMMON STOCK          9/13/02                       P                30,863      A      $3.04       95,476        I        By Minor
                                                                                                                           Children
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                                         5,524        I        By Cust.
                                                                                                                           Acct.
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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                  10.
                                                                                                       9.         Owner-
                                                                                                       Number     ship
                                                                                                       of         Form
             2.                                                                                        Deriv-     of
             Conver-                          5.                              7.                       ative      Deriv-     11.
             sion                             Number of                       Title and Amount         Secur-     ative      Nature
             or                               Derivative   6.                of Underlying     8.      ities      Secur-     of
             Exer-            3A.       4.    Securities   Date              Securities        Price   Bene-      ity:       In-
             cise   3.      Deemed    Trans-  Acquired (A) Exercisable and   (Instr. 3 and 4)  of      ficially   Direct     direct
             Price  Trans-  Execution action  or Disposed  Expiration Date   ----------------  Deriv-  Owned      (D) or     Bene-
1.           of     action  Date,     Code    of(D)        (Month/Day/Year)            Amount  ative   at End     In-        ficial
Title of     Deriv- Date    if any    (Instr. (Instr. 3,   ----------------            or      Secur-  of         direct     Owner-
Derivative   ative  (Month/ (Month/   8)      4 and 5)     Date     Expira-            Number  ity     Month      (I)        ship
Security     Secur- Day/    Day/      ------  ------------ Exer-    tion               of      (Instr. (Instr.    (Instr.    (Instr.
(Instr. 3)   ity    Year)   Year)     Code V   (A)   (D)   cisable  Date     Title     Shares  5)      4)         4)             4)
------------------------------------------------------------------------------------------------------------------------------------

STOCK        $4.53  9/30/99           A         630,000    (4)      9/30/09  COMMON    630,000 $4.53   630,000    D
OPTIONS                                                                      STOCK
(RIGHT TO
BUY)
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====================================================================================================================================

Explanation of Responses:

(1) The Reporting Person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of said securities for purposes of Section 16 or for any other purpose.

(2) These securities are held by TTMM, LP, a partnership controlled by the spouse of the Reporting Person. TTMM, LP owns 49.619% of the interests of WM Starlight Investments, LLC.

(3) These securities are held by WM Starlight Investments, LLC, a limited liability company. The Reporting Person's spouse is the managing member and owner of 50.381% of the interests of WM Starlight Investments, LLC. TTMM, LP is the owner of the remaining interests.

(4)  Vest 1/4 per year.

/s/ Andrew A. Wiederhorn                                  September 25, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.